Exhibit 13

E-8

Performance Graph

The following graph compares the cumulative five-year total return for shareholders of Ameriprise Financial, Inc. common stock with the cumulative total returns of the S&P 500 Index and the S&P Financials Index. The graph tracks the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends) from Dec. 31, 2009 to Dec. 31, 2014.

Comparison of a five-year cumulative total return*
Ameriprise Financial, Inc., the S&P 500 Index and the S&P Financials Index



$400
$350
$300
$250
$200
$150
$100
$50
$0
12/09
3/10
6/10
9/10
12/10
3/11
6/11
9/11
12/11
3/12
6/12
9/12
12/12
3/13
6/13
9/13
12/13
3/14
6/14
9/14
12/14
Ameriprise Financial, Inc.
S&P 500 Index
S&P 500 Financials Index

*$100 invested on 12/31/09 in stock or index, including reinvestment of dividends.

Fiscal year ending Dec. 31.

The Standard & Poor's 500 Index (S&P 500® Index), an unmanaged index of common stocks, is frequently used as a general measure of market performance. The Index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees. The S&P 500 Financials Index measures the performance of financial components of the S&P 500 Index.

Past performance does not guarantee future results. It is not possible to invest directly in an index.

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